Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

FD International (Holdings) Limited

We consent to the incorporation by reference in the registration statements No. 333-30173, 333-30357, 333-32160, 333-64050, 333-92384, 333-105741, 333-115786, 333-115787, 333-125104, 333-134789, 333-134793, and 333-134790 on Form S-8 and registration statement No. 333-129715 on Form S-3 of FTI Consulting, Inc. of our report dated December 14, 2006, with respect to the consolidated balance sheets of FD International (Holdings) Limited as of December 31, 2005 and 2004, and the related consolidated profit and loss accounts, reconciliations of movements in shareholders funds, statements of cash flows and statements of total recognised gains and losses for each of the years in the two year period ended December 31, 2005, which report appears in the Form 8-K of FTI Consulting, Inc. dated December 15, 2006.

KPMG LLP

London, United Kingdom

Chartered Accountants

December 14, 2006